UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 2, 2013

 Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On July 2, 2013, Unigene Laboratories, Inc. (the “Company”) filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court of the District of New Jersey (the “Bankruptcy Filing”). The Chapter 7 case is being administered under case No. 13-24696.

As a result of the Bankruptcy Filing, a Chapter 7 trustee will be appointed by the Court and will assume control of the Company. The remaining assets of the Company will be liquidated in accordance with the Code.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Bankruptcy Filing on July 2, 2013 constituted an event of default, under the terms of the Amended and Restated Financing Agreement dated as of March 16, 2010, by and among the Company, Victory Park Management, LLC (the “Agent”), as administrative agent and collateral agent and the lender parties thereto (collectively, the "VPC Lenders"), including the following affiliates of the Agent: Victory Park Credit Opportunities, L.P., Victory Park Credit Opportunities Intermediate Fund, L.P., VPC Fund II, L.P and VPC Intermediate Fund II (Cayman), L.P., as amended and restated from time to time in accordance with the terms thereof, including pursuant to the terms of the Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement, dated September 21, 2012, by and among the Company, the Agent and the VPC Lenders, the Second Amendment to Amended and Restated Financing Agreement, dated as of April 8, 2013, by and among the Company, the Agent and the VPC Lenders, and the various senior secured promissory notes issued in accordance therewith. As of the date of the Bankruptcy Filing, approximately $38.3 million remains outstanding under the senior secured notes held by the VPC Lenders and is immediately due and payable.

The Bankruptcy Filing on July 2, 2013 also constituted an event of default, under the terms of the Settlement and Release Agreement and Amendments (the “Settlement Agreement”), dated March 10, 2011, by and among the Company and the Estate of Jean Levy, The Jaynjean Levy Family Limited Partnership, Dr. Warren Levy and Dr. Ronald S. Levy (collectively, the “Levy Parties”), as amended by an agreement, dated May 29, 2012, by and between the Company and the Levy Parties to settle the Company's obligations to the Levy Parties (the “Revised Settlement Agreement"), an agreement, dated December 21, 2012, by and between the Company and the Levy Parties (the “Second Revised Settlement Agreement”) and the related secured promissory notes. Any and all payments by the Company on account of any of the Company’s notes in favor of the Levy Parties (except certain interim installment payments) remain subject to the terms and conditions of that certain Affiliate Subordination Agreement, dated September 30, 2008, among various Levy Parties, the Company and the Agent, as agent for all the VPC Lenders, as the same may be amended, restated, supplemented and in effect from time to time, including pursuant to that certain Reaffirmation of Affiliate Subordination Agreement dated as of March 17, 2010, and as amended by that certain letter dated March 16, 2011 from Victory Park Management LLC regarding “Consent and Amendment” (the “Subordination Agreement”). As a result, the Company may not make additional payments to the Levy Parties unless such payments can be made in accordance with the terms of the Subordination Agreement assuming any such payment constitutes “Permitted Subordinated Debt Payments” thereunder. As of the date of the Bankruptcy Filing, approximately $24.3 million remains outstanding to the Levy Parties under the Settlement Agreement as amended by the Revised Settlement Agreement and Second Revised Settlement Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2013, the employment of all remaining employees of the Company, including Ashleigh Palmer, President and Chief Executive Officer, and Brian Zietsman, Chief Financial Officer, Treasurer and Secretary, was terminated. As a result, the Company no longer has any employees.

Also, on July 2, 2013, Richard Levy, Ashleigh Palmer, Thomas J. Sabatino, Jr., Joel A. Tune and Jack Wyszomierski resigned from the Board of Directors of the Company. As a result, the Company has no current members of the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

/s/ Ashleigh Palmer
Ashleigh Palmer, Chief Executive Officer

Date: July 2, 2013